Exhibit 15.1

July 27, 2006

Wyndham Worldwide Corporation

7 Sylvan Way

Parsippany, New Jersey 07054

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim combined condensed financial information of the Wyndham Worldwide Businesses of Cendant Corporation (the “Company”) as of March 31, 2006 and for the three-month periods ended March 31, 2006 and 2005, and have issued our review report dated June 15, 2006 (July 12, 2006 as to the subsequent events disclosed in Note 12) (which report included an explanatory paragraph related to the fact that the Company is comprised of the assets and liabilities used in managing and operating the lodging, vacation exchange and rental and vacation ownership businesses of Cendant Corporation and also that the Company adopted the provision for accounting for real estate time-sharing transactions). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the registration statement on Form 10 of Wyndham Worldwide Corporation, as amended, dated July 12, 2006, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey